                             THE LOEWEN GROUP INC.            EXHIBIT 12.2

              COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO

                                U.S. GAAP
                 (IN THOUSANDS OF U.S. DOLLARS, EXCEPT RATIOS)

                                       1995      1994    1993    1992    1991
                                     ---------  ------- ------- ------- -------
Earnings (loss) before income taxes
 and cumulative effect of change in
 accounting principles.............  $(125,539) $57,877 $44,374 $33,964 $26,634
                                     ---------  ------- ------- ------- -------
Fixed charges included in earnings
 (loss) before income taxes and cu-
 mulative effect of change in ac-
 counting principles:
  Interest on long-term debt.......     50,913   34,203  22,337  20,874  17,058
  Amortization of deferred finance
   costs...........................      1,512    1,139     852     634     495
  Dividends on preferred securities
   of subsidiary...................      7,088    2,678      --      --      --
                                     ---------  ------- ------- ------- -------
                                        59,513   38,020  23,189  21,508  17,553
                                     ---------  ------- ------- ------- -------
Earnings (loss)....................  $ (66,026) $95,897 $67,653 $55,472 $44,187
                                     =========  ======= ======= ======= =======
Fixed charges:
  Fixed charges included in earn-
   ings before income taxes and cu-
   mulative effect of change in ac-
   counting principles.............  $  59,513  $38,020 $23,189 $21,508 $17,553
  Capitalized interest.............      2,722    1,128     120      --      --
                                     ---------  ------- ------- ------- -------
Total fixed charges................  $  62,235  $39,148 $23,309 $21,508 $17,553
                                     =========  ======= ======= ======= =======
Ratio of earnings to fixed charges
 (1)...............................         --     2.4x    2.9x    2.6x    2.5x
                                     =========  ======= ======= ======= =======

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(1) The 1995 loss is not sufficient to cover fixed charges by a total of
    $128,261, and as such the ratio of earnings to fixed charges has not been computed.